                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ARRIS PHARMACEUTICAL CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1. Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2. Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4. Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5. Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1. Amount Previously Paid:
        ------------------------------------------------------------------------
     2. Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3. Filing Party:
        ------------------------------------------------------------------------
     4. Date Filed:
        ------------------------------------------------------------------------

                        ARRIS PHARMACEUTICAL CORPORATION
                      385 OYSTER POINT BOULEVARD, SUITE 3
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 1996
                             ---------------------

TO THE STOCKHOLDERS OF ARRIS PHARMACEUTICAL CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ARRIS PHARMACEUTICAL CORPORATION, a Delaware corporation (the "Company"), will be held on Wednesday, June 5, 1996 at 8:00 a.m. local time at 385 Oyster Point Boulevard, Suite 3, South San Francisco, California for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve the issuance of a sufficient number of shares to satisfy the payment of the Second Stock Payment, pursuant to the Company's recent acquisition of Khepri Pharmaceuticals, Inc. ("Khepri").

    3. To approve the issuance of a sufficient number of shares to satisfy the exercise of certain exchange rights of the Class B Shareholders of Khepri Pharmaceuticals Canada, Inc.

    4. To approve the Company's 1989 Stock Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 550,000 shares, to 2,667,500 shares.

    5. To approve the Company's Employee Stock Purchase Plan, as amended, to increase the number of shares of Common Stock authorized for issuance under such plan by 100,000 shares, to 250,000 shares.

    6. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1996.

    7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 15, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Daniel H. Petree
                                          ASSISTANT SECRETARY


South San Francisco, California
May 8, 1996


 ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        ARRIS PHARMACEUTICAL CORPORATION
                      385 OYSTER POINT BOULEVARD, SUITE 3
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 1996
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


    The enclosed proxy is solicited on behalf of the Board of Directors of Arris Pharmaceutical Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 5, 1996, at 8:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 385 Oyster Point Boulevard, Suite 3, South San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 8, 1996, to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, First Interstate Bank, N.A. No additional compensation will be paid to directors, officers or other regular employees for such services, but First Interstate Bank, N.A. will be paid its customary fee, estimated to be approximately $1,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES


    Only holders of record of Common Stock at the close of business on April 15, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 15, 1996 the Company had outstanding and entitled to vote 13,532,059 shares of Common Stock.


    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 385 Oyster Point Boulevard, Suite 3, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


    Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than January 8, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors is currently comprised of six members. Each of the nominees is currently a director of the Company and five were previously elected by the stockholders at the 1995 Annual Meeting. One director, Vaughn M. Kailian, was elected by the Board of Directors on December 14, 1995, effective December 22, 1995. The Board at the same time increased the number of authorized directors to six. If elected, each of the nominees would hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees, their ages as of January 31, 1996, and certain information about them are set forth below:

              NAME                   AGE                PRINCIPAL OCCUPATION/POSITION HELD WITH THE COMPANY
- - --------------------------------     ---     --------------------------------------------------------------------------
John P. Walker                       47      President, Chief Executive Officer and Director
Michael J. Ross, Ph.D.               46      Executive Vice President, Chief Technical Officer and Director
Brook H. Byers                       50      Director
Anthony B. Evnin, Ph.D.              55      Director
Vaughn M. Kailian                    51      Director
Hans U. Sievertsson, Ph.D.           55      Director

    JOHN P. WALKER has been President, Chief Executive officer and a Director of the Company since February 1993. From 1991 to 1993, he was a venture capitalist at Alpha Venture Partners. Prior to that time, he was Chairman, President and Chief Executive Officer of Vitaphore Corporation, a company which was acquired in April 1990 by Union Carbide Chemicals and Plastics Company, Inc. Following that acquisition, Mr. Walker served as the latter company's Vice President, Biomaterials Systems. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. He received his B.A. degree from the State University of New York at Buffalo and conducted graduate business studies at Northwestern University Institute for Management. Mr. Walker serves as director of several private companies.

    MICHAEL J. ROSS, PH.D., has been Executive Vice President and Chief Technical Officer of the Company since February 1993 and a Director since he joined the Company in September 1990 as President and Chief Executive Officer. From 1978 to 1990, he was employed by Genentech, Inc., a biopharmaceutical company, where he most recently was Vice President, Medicinal and Biomolecular Chemistry and was responsible for building that company's small molecule discovery effort. Dr. Ross received a Ph.D. in chemistry from the California Institute of Technology and held a postdoctoral fellowship in molecular biology at Harvard University.

    BROOK H. BYERS, through Kleiner Perkins Caufield & Byers, was an original investor in the Company and has served as a member of the Board of Directors since October 1990. Mr. Byers is a general partner of Kleiner Perkins Caufield & Byers, a private venture capital firm which he joined in 1977. He has been the founding president and chairman of four life sciences companies: Hybritech Incorporated, IDEC Pharmaceuticals Corporation, InSite Vision Inc. and Ligand Pharmaceuticals Incorporated. Mr. Byers currently serves as a director of IDEC Pharmaceuticals Corporation, InSite Vision, Inc., Ligand Pharmaceuticals Incorporated, Athena Neurosciences, Inc. and Pharmacopeia. He also serves as a director of a number of privately-held technology companies. Mr. Byers sits on the University of California, San Francisco Foundation Board of Directors.

    ANTHONY B. EVNIN, PH.D., through Venrock Associates, was an original investor in the Company and has served as a member of the Board of Directors since April 1989. He is a general partner of Venrock Associates, a venture capital firm that he joined in 1974. Dr. Evnin is a Director of Centocor, Inc., Genetics Institute, Inc., IDEXX Laboratories, Inc., Athena Neurosciences, Inc., Escalon Medical Corp., Kopin Corporation, Opta Food Ingredients, Inc., and Sugen, Inc. He also serves as a director of several private companies.

    VAUGHN M. KAILIAN has been a director of the Company since December 1995. Mr. Kailian is also President, Chief Executive Officer and a director of COR Therapeutics and has served in such capacities since March 1990. From 1967 to 1990 Mr. Kailian was employed by Marion Merrell Dow Inc., a pharmaceutical company, and its predecessor companies in various general management, marketing and sales positions. Most recently, Mr. Kailian served as Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc. Prior to that, Mr. Kailian served as: President and General Manager, Merrell Dow USA; Vice President, Marketing and Sales, Merrell Dow USA; and Vice President, Marketing and Sales of Merrell Dow, Europe, Africa and the Middle East. Mr. Kailian also serves as a director of Amylin Pharmaceuticals, Inc.

    HANS U. SIEVERTSSON, PROFESSOR, PH.D., has been a Director of the Company since June 1993. Dr. Sievertsson is Executive Vice President at Pharmacia AB
(publ), a pharmaceutical company and an investor in Arris. He is also a Board member of the Karolinska Institute and a Board Member of the Swedish Medical Research Council. Dr. Sievertsson's extensive management and scientific expertise includes former positions as Senior Vice President of Research, Development and Environment, Nobel Industries Sweden AB and as President of Nobel Kemi AB, parent company of the explosive and chemical business area of Nobel Industries Sweden AB. Dr. Sievertsson is also Professor of Organic Medicinal Chemistry at the University of Uppsala, Sweden.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1995 the Board of Directors held five meetings. The Board has an Audit Committee, a Compensation Committee and an Option Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to: review the results of the annual audit and discuss the financial statements; recommend to the Board the independent auditors to be retained; and receive and consider the accountants' comments as to internal controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Hans U. Sievertsson, Ph.D. and Anthony B. Evnin, Ph.D. It met twice during the year ended December 31, 1995.


    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Brook H. Byers and Anthony B. Evnin. It met twice during the year ended December 31, 1995.

    The Option Committee administers the Company's 1989 Plan for grants to non-executive officer employees. The Option Committee has the authority to approve the price and terms of such options, within the limits set by the Board. In 1995, the Option Committee was composed of John P. Walker.

    During the year ended December 31, 1995, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2
                 APPROVAL OF THE ISSUANCE OF ARRIS COMMON STOCK
                         TO FORMER KHEPRI SHAREHOLDERS
                    IN CONNECTION WITH ARRIS' ACQUISITION OF
                          KHEPRI PHARMACEUTICALS, INC.

BACKGROUND

    In December 1995, Arris acquired Khepri Pharmaceuticals, Inc., a Delaware corporation located in South San Francisco, California ("Khepri") in a stock-for-stock merger (the "Merger"). In connection with this acquisition, the Company issued 1,414,759 shares of its Common Stock to former shareholders of Khepri (the "Initial Stock Payment"). The acquisition agreement also provided that on December 30, 1996, at the election of the Company, the Company must make either (i) an additional issuance of shares to certain former shareholders of Khepri, subject to the approval of the Arris stockholders (the "Second Stock Payment"), or (ii) a cash payment (the "Cash Payment"), each as described below.

    The Company's Common Stock trades on the Nasdaq National Market. The National Association of Securities Dealers ("NASD") rules applicable to Arris provide that Arris' stockholders must approve the issuance of Arris Common Stock issued in connection with the transaction to the extent the number of shares of Arris Common Stock to be issued exceeds 20% of the number of shares of Arris Common Stock outstanding prior to the Merger.

    Proposal 2 seeks the approval, to the extent required by the NASD rule described above, for the issuance of shares of Arris Common Stock to the former shareholders of Khepri sufficient to make the Second Stock Payment as described below. It does not seek approval of the Merger itself, which has already been completed. The Second Stock Payment would consist of the issuance of approximately 518,700 shares of Arris Common Stock, assuming no collar adjustment (as described below). The Cash Payment would consist of a payment by Arris to former shareholders of Khepri of approximately $6,185,000. If the Arris stockholders do not approve Proposal 2, the Company must make the Cash Payment.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

DESCRIPTION OF KHEPRI

    Khepri was incorporated in Delaware in August 1992 as a privately held corporation. Khepri was a development stage corporation focused on accelerating the discovery and development of cysteine protease-based therapeutics. Khepri had three product development programs: a protease for asthma and chronic obstructive pulmonary disease, and small molecule protease inhibitors for arthritis and for osteoporosis. For more information on the business of Khepri, see "Khepri -- Business" herein.

MATERIAL FEATURES OF THE MERGER

CONVERSION OF KHEPRI CAPITAL STOCK; ASSUMPTION OF KHEPRI OPTIONS.

    Pursuant to the Agreement and Plan of Reorganization and Merger, dated as of November 7, 1995, by and among Arris, Khepri, and a wholly-owned subsidiary of Arris (the "Merger Agreement"), each share of capital stock of Khepri issued and outstanding on December 22, 1995 was converted into a portion of a share of Common Stock of Arris on the basis of exchange ratios described below. In addition, the former holders of Khepri preferred stock will receive the Second Stock Payment or the Cash Payment, as described below.


    The Initial Stock Payment was issued pursuant to an exemption under Section 3(a)(10) of the Securities Act of 1933, as amended. A permit for the offer and sale of such securities was issued by the California Department of Corporations in December 1995, following a fairness hearing. The Second Stock Payment, if effected, will be made pursuant to the same exemption.



    The Merger was effected as a forward triangular merger. The Company created a wholly-owned subsidiary, Chapel Acquisition Corp., a Delaware corporation, solely for the purpose of effecting the Merger. Upon completion of the Merger, Khepri ceased to exist and the newly created subsidiary survived as the successor to all the assets and liabilities of Khepri. Subsequent to the closing of the Merger, the subsidiary was renamed Arris Protease, Inc.


    COMMON STOCK; OPTIONS TO PURCHASE COMMON STOCK. Each share of Khepri Common Stock was exchanged for 0.081484 of a share of Arris Common Stock (the "Common Exchange Ratio") on December 22, 1995. In addition, all unexpired and unexercised options to purchase Khepri Common Stock outstanding under Khepri's 1993 Stock Option Plan were assumed by Arris, and became exercisable for Arris Common Stock, with the number of shares and exercise price adjusted by the Common Exchange Ratio.

    PREFERRED STOCK

    SERIES A PREFERRED STOCK. Each share of Khepri Series A Preferred Stock received (1) 0.053434 of a share of Arris Common Stock (the "Series A Preferred Exchange Ratio") on December 22, 1995 plus (2) the right to receive on December 30, 1996, at Arris' option, either (x) .022259 of a share of Arris Common Stock (the "Second Series A Stock Consideration"), adjusted as described below, or (y) cash in an amount equal to $0.265438 (the "Series A Cash Consideration").

    SERIES B PREFERRED STOCK. Each share of Khepri Series B Preferred Stock received (1) 0.106872 of a share of Arris Common Stock (the "Series B Preferred Exchange Ratio") on December 22, 1995 plus (2) the right to receive on December 30, 1996, at Arris' option, either (x) .044519 of a share of Arris Common Stock (the "Second Series B Stock Consideration"), adjusted as described below, or (y) cash in an amount equal to $0.530889 (the "Series B Cash Consideration").

    SERIES C PREFERRED STOCK. Each share of Khepri Series C Preferred Stock received (1) .080169 of a share of Arris Common Stock (the "Series C Preferred Exchange Ratio") on December 22, 1995 plus (2) the right to receive on December 30, 1996, at Arris' option, either (x) .033395 of a share of Arris Common Stock (the "Second Series C Stock Consideration"), adjusted as described below, or (y) cash in an amount equal to $0.39824 (the "Series C Cash Consideration").

    The Second Series A Stock Consideration, the Second Series B Stock Consideration and the Second Series C Stock Consideration constitute the "Second Stock Payment." The Series A Cash Consideration, the Series B Cash Consideration and the Series C Cash Consideration constitute the "Cash Payment." The Second Stock Payment and Cash Payment are sometimes collectively referred to as the "Second Payment." If the Stockholders do not approve the Second Stock Payment, the Company must make the Cash Payment. If the Stockholders do approve the Second Stock Payment, Arris will make a determination in December 1996 as to which payment method to elect.

    The aggregate number of shares of Arris Common Stock issuable to the holders of Khepri Preferred Stock in the Second Stock Payment are subject to a "collar" adjustment as follows: (1) in the event that the average closing price of Arris Common Stock on the Nasdaq National Market (the "Average Closing Price") during the ninety (90) trading days ending on December 27, 1996 (the "Arris Second Payment Date Stock Price") is less than $10.13625 (which number is equal to eighty-five percent (85%) of the Average Closing Price for the thirty (30) trading days ending on November 6, 1995, or $11.925), the percentage of a share of Arris Common Stock to be received in exchange for each share of Khepri Preferred Stock will be increased by multiplying it by a fraction, the numerator of which is $10.13625, and the denominator of which is the Arris Second Payment Date Stock Price, or (2) in the event that the Arris Second Payment Date Stock Price is greater than $13.71375 (which number is equal to one hundred fifteen percent (115%) of the Average Closing Price during the thirty (30) trading days ending on November 6, 1995, or $11.925), the percentage of a share of Arris Common Stock to be received in exchange for each share of Khepri Preferred Stock will be decreased by multiplying it by a fraction, the numerator of which is $13.71375, and the denominator of which is the Arris Second Payment Date Stock Price.


    The purchase price of the Company's Common Stock that will be issued to former stockholders of Khepri is set forth in the Merger Agreement. The purchase price was determined at the time of execution of the Merger Agreement, subject to the collar adjustment described below, by arm's-length negotiations by the Board of Directors of the Company following negotiations with Khepri and its stockholders, with the advice of management and the Company's advisors.


    The following table shows the approximate number of shares of Arris Common Stock that will be issued to the former holders of Khepri Preferred Stock at a range of possible Arris Common Stock prices during the 90 trading days ending December 27, 1996.

                      APPROXIMATE NUMBER OF SHARES
                       ISSUABLE TO FORMER HOLDERS
ARRIS SECOND PAYMENT               OF
  DATE STOCK PRICE       KHEPRI PREFERRED STOCK
- - --------------------  ----------------------------
       $10.00                   525,800
       $12.00                   518,700
       $14.00                   508,100
       $16.00                   444,600

    RESTRICTIONS ON TRANSFERABILITY FOR KHEPRI STOCKHOLDERS. All shares of Arris Common Stock issued in the Merger on December 22, 1995 to the holders of Khepri Preferred Stock and three executive officers of Khepri (the "Designated Stockholders") are subject to certain restrictions as set forth in the Merger Agreement. The Designated Stockholders have each executed and delivered to Arris a Stockholder Agreement, which includes an agreement by such Designated
Stockholders to abide by the transfer restrictions contained in the Merger Agreement. Pursuant to such restrictions, which were negotiated in part to provide assurance that the Merger would be treated as a tax-free reorganization, Designated Stockholders who held Khepri Preferred Stock have agreed not to sell or transfer an aggregate of 1,000,000 of the shares of Arris Common Stock they received at closing of the Merger (except for permitted pro rata distributions by partnerships) until after January 1, 1997. Designated Stockholders who held Khepri Common Stock have similarly agreed not to sell or transfer an aggregate of approximately 41,000 of the shares of Arris Common Stock they received at the closing of the Merger. The Designated Stockholders have further agreed not to sell or transfer the remainder of the shares they received at the closing of the Merger prior to June 20, 1996, as required in connection with the Company's March 1996 public offering.

    TAX AND ACCOUNTING TREATMENT. The exchange of Khepri capital stock for Arris Common Stock in the Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Code and accounted for as a "purchase" for accounting purposes.

    DISSENTERS'  RIGHTS.    Shareholders  of  Khepri  were  entitled  to certain
dissenters' rights under applicable state law. No shareholder chose to perfect such rights at the time the Merger was consummated.

GENERAL EFFECT UPON THE RIGHTS OF EXISTING STOCKHOLDERS


    The Merger did not change the rights of the existing stockholders of Arris; however, the Merger did dilute Arris stockholders' equity interest in Arris because of the increase in the number of shares of Common Stock of Arris outstanding and subject to options. As of April 15, 1996, 13,532,059 shares of Common Stock were issued and outstanding, no shares of Preferred Stock were issued and outstanding, 1,598,191 shares of Common Stock were subject to issuance upon the exercise of outstanding vested and unvested options, 275,214 shares of Common Stock were issuable upon the exercise of outstanding warrants and 161,418 shares of Common Stock were issuable upon outstanding exchange rights (see Proposal 3). The Second Stock Payment would consist of the issuance of approximately 518,700 shares of Arris Common Stock, assuming no collar adjustment. The Cash Payment would consist of a payment by Arris to the former shareholders of Khepri of approximately $6,185,000. Pursuant to Section 6(i)(1)(c)(ii) of Part III of Schedule D to the NASD By-Laws, the stockholders of Arris are required, by vote of a majority of the shares represented by proxy or in person at the Annual Meeting, to approve any issuance of stock which constituted an amount equal to more than twenty percent (20%) of the outstanding capital stock of Arris at the time of the Merger. Arris may not make the Second Stock Payment to the holders of Khepri Preferred Stock without the prior authorization of the stockholders of Arris. At Arris' election, or if the Second Stock Payment is not authorized by Arris' stockholders, Arris will make the Cash Payment.


REASON FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends a vote in favor of Proposal 2 in order to give the Company the flexibility to make the Second Payment in the manner which is in the best interests of the Company. Historically, the share prices of biotechnology companies have been extremely volatile. Development of commercial products, even with collaborative agreements in place, requires significant cash resources. The Board of Directors therefore currently intends to make the Second Stock Payment, if the stockholders approve this Proposal 2, but the Board will retain the right to make the Cash Payment should the Board decide that this is in the best interests of the stockholders.


ADVANTAGES AND DISADVANTAGES OF PROPOSAL 2



    The principal advantage of Proposal 2 to the Arris stockholders is that approval would provide the Board of Directors with the ability to make the Second Payment in either cash or Common Stock. In approving the proposal, the stockholders will provide the Board with the flexibility to determine which form of payment would be in the best interests of the Company and its stockholders when payment becomes due. As noted above, the Company expects the development of its proposed products and programs to require significant additional cash resources. Therefore, providing the Board with the flexibility to effect the Second Payment in stock rather than cash may be of significant value to the stockholders by allowing the Company to retain its cash resources for other uses, if appropriate. A further advantage relates to timing considerations. By approving Proposal 2, the Arris stockholders will allow the Board to make its determination at the time the Second Payment is due rather than months in advance of the due date. The collar adjustment, if any, cannot now be determined because it will be based on the price of the Common Stock during the 90 trading days ending on December 27, 1996. The Board will therefore have more information available at the time payment is due and will be able to incorporate such information in its determination.



    If Proposal 2 is not approved by the stockholders, the Company would be required to effect the Second Payment with cash. Therefore, stockholders would not be subject to additional dilution as a result of the stock issuance. However, payment in cash may not be in the best interests of the Company and its stockholders at the time payment is due. Accordingly, the Company believes that approval of Proposal 2, which leaves this decision to the Board of Directors based upon facts as they come to exist in December, is in the best interests of the Company and its stockholders.

OTHER MATERIAL TERMS OF MERGER AGREEMENT


    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations and warranties made by Arris and Khepri as of the date of the Merger Agreement. Each party's representations and warranties are primarily concerned with various aspects of such party's business, including its corporate powers, assets, liabilities, intellectual and other properties, recent operations, and financial condition. All representations and warranties made by Khepri will terminate on March 31, 1997. All representations and warranties made by Arris terminated as of December 22, 1995, except for certain representations and warranties with respect to the corporate organization and capitalization of Arris, the authority and legal ability of Arris to enter into the Merger Agreement and consummate the Merger, the issuance of Arris Common Stock pursuant to the merger and Arris' lack of any obligation to pay finders' or similar fees except to a certain financial advisor, which representations and warranties will terminate on March 31, 1997.



    INDEMNIFICATION. Under the terms of the Merger Agreement, Arris will be indemnified for any costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses incurred in connection with, arising out of, resulting from or relating to (i) any inaccuracy in or breach of any representation or warranty, or (ii) any breach of any covenant or obligation of Khepri in any material respect, or (iii) any failure by Khepri to pay any tax required to have been paid on or prior to the closing of the Merger, or (iv) any legal proceeding relating to (i)-(iii) above. Claims with respect to such indemnification must be made by the indemnified parties prior to March 31, 1997, although payment or other resolution of claims made within such period may take longer. The indemnification is payable by the holders of Khepri Preferred Stock entitled to receive the Second Payment on a pro-rata basis (the "Indemnifying Stockholders"). Under the terms of the Merger Agreement, the maximum liability of each Indemnifying Stockholder is equal to the following percentage of the total consideration payable to such Indemnifying Stockholder pursuant to the
Merger: (i) twenty percent (20%) up to and including June 22, 1996; (ii) fifteen percent (15%) from June 23, 1996 until December 31, 1996, together with any claims made during the period specified in (i) above (subject to the maximum specified in (i)); (iii) seven and one-half percent (7.5%) from and after January 1, 1997 up to and including March 31, 1997, plus any claims previously made (subject to the maximums set forth in (i) and (ii) above); and (iv) zero percent (0%) after March 31, 1997, plus any claims previously made (subject to the maximums set forth in (i), (ii) and (iii) above). Subject to certain procedures set forth in the Merger Agreement, Arris first must satisfy any liability of the Indemnifying Stockholders for indemnification by offsetting such liability against the amounts payable to the Indemnifying Stockholders in the Second Payment. The Indemnifying Stockholders will not be required to make any indemnification payment until the total amount of damages for which indemnification is applicable exceeds $100,000 in the aggregate, and then are only required to pay for the portion of such damages which exceeds $100,000. Certain provisions have been made for purposes of resolving disputed claims and the like. By approving the terms of the Merger, Khepri's stockholders appointed
A. Grant Heidrich as Stockholders' Representative with authority and power to act on behalf of the stockholders with respect to indemnification issues and in certain other matters in connection with the Merger Agreement.


INTEREST OF CERTAIN PARTIES

    Brook Byers, a member of the Board of Directors of Arris, is a general partner of Kleiner Perkins Caufield & Byers, which, together with its affiliates, owned approximately 17.2% of the outstanding capital stock of Khepri prior to the Merger. Kleiner Perkins Caufield & Byers and its affiliates would receive 92,662 shares of Arris Common Stock in the Second Stock Payment, assuming no collar adjustment, or $1,154,740 if the Company makes the Cash Payment. Mr. Byers did not participate in the negotiation of the Merger or the Arris Board of Directors' consideration or approval of the Merger. No other officer, director or principal stockholder of Arris had any material interest in the Merger, other than an interest arising solely from ownership of securities of Arris.

    Arris has entered into transition service agreements with each of Donald G. Payan, M.D., David A. Estell, Ph.D, and N. Jean Warner, M.D., each a former executive officer of Khepri, pursuant to which such persons became Vice Presidents of Arris upon consummation of the Merger. Such transition services agreements provide that such persons (i) continued to receive their then-current salaries, subject to a percentage increase which occurred on January 1, 1996 determined by the Arris compensation committee to be awarded to employees rated as outstanding on such date, (ii) were granted a signing bonus in the amount of $10,000 in the cases of Drs. Payan and Estell, and an option to purchase 10,000 shares of Arris Common Stock in accordance with Arris' company policies in the case of Drs. Warner and Estell, (iii) receive a one-time lump sum bonus of fifty percent (50%) of their respective base salaries on December 22, 1996 if still employed by Arris on such date, and (iv) shall receive as severance if terminated by Arris without cause prior to December 22, 1996, twelve months salary and continued vesting of their stock options for two years.

    Pursuant  to  the  Merger Agreement,  each  of  Arris and  Khepri  adopted a severance plan which provides for severance payments to be paid to their employees if such employees are terminated in connection with the Merger on or before June 22, 1996. Such severance arrangement consists of a cash payment of either three, six or twelve months base salary, depending upon the nature of such employee's position with Arris or Khepri, as the case may be (together with payment of such employee's medical coverage during such period), and acceleration of vesting of such employee's stock options for the period of such employee's severance period plus one year.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                        ARRIS PHARMACEUTICAL CORPORATION

    The selected consolidated financial data set forth below with respect to the statements of operations for each of the three years in the period ended December 31, 1995 and balance sheets at December 31, 1994 and 1995, are derived from financial statements of Arris that have been audited by Ernst & Young LLP, independent auditors. These financial statements are not included in this Proxy Statement but are incorporated by reference from the audited financial statements in Arris' Annual Report on Form 10-K for the year ended December 31, 1995, which financial statements are included in the Annual Report to Stockholders being mailed to stockholders together with this Proxy Statement. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data as of December 31, 1992 and 1993 are also derived from financial statements audited by Ernst & Young LLP but not included in this Proxy Statement. The data should be read in conjunction with the financial statements and related notes incorporated by reference and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is also included in the Annual Report to Stockholders.

                                                                      YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------------------------
                                                        1991        1992        1993        1994      1995 (1)
                                                      ---------  ----------  ----------  ----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS:
Contract revenues...................................  $      25  $       --  $    2,542  $    8,304  $   16,727
Operating expenses
  Research and development..........................      4,833       6,994       8,910      13,155      14,689
  General and administrative........................        869       1,531       2,283       4,010       4,247
  Acquired in-process research and development......         --          --          --          --      22,514
                                                      ---------  ----------  ----------  ----------  ----------
    Total operating expenses........................      5,702       8,525      11,193      17,165      41,450
                                                      ---------  ----------  ----------  ----------  ----------
Operating loss......................................     (5,677)     (8,525)     (8,651)     (8,861)    (24,723)
Interest income (expense), net......................         49         (68)        172         522         990
                                                      ---------  ----------  ----------  ----------  ----------
Net loss............................................  $  (5,628) $   (8,593) $   (8,479) $   (8,339) $  (23,733)
                                                      ---------  ----------  ----------  ----------  ----------
                                                      ---------  ----------  ----------  ----------  ----------
Net loss per share..................................  $   (1.44) $    (2.15) $    (2.10) $    (0.97) $    (2.71)
Weighted average number of shares outstanding.......      3,904       4,006       4,031       8,570       8,745


                                                                            DECEMBER 31,
                                                      ---------------------------------------------------------
                                                        1991        1992        1993        1994      1995 (2)
                                                      ---------  ----------  ----------  ----------  ----------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable investments...  $   2,518  $    8,422  $   25,610  $   30,070  $   31,105
Total assets........................................      4,949      11,934      31,063      34,786      40,293
Long-term obligations...............................     11,860      26,429       3,352       7,645      16,490
Accumulated deficit.................................     (7,732)    (16,325)    (24,804)    (33,298)    (56,876)
Total stockholders' equity..........................     (7,698)    (16,288)     21,654      13,425       7,278

- - ------------------------
(1) Includes the results of operations of Khepri from December 22, 1995 through December 31, 1995, including a one-time charge for acquired in-process research and development. Excluding such one time charge, net loss and net loss per share would have been $1,219,000 and $0.14 per share, respectively. With the acquisition of Khepri, the Company expects net loss from continuing operations to increase significantly.

(2) Includes the acquisition of Khepri as of December 22, 1995.

                            SELECTED FINANCIAL DATA

                          KHEPRI PHARMACEUTICALS, INC.

    The selected financial data set forth below with respect to the statements of operations for the period from inception (April 24, 1992) to December 31, 1992 and the years ended December 31, 1993 and 1994, are derived from financial statements of Khepri that have been audited by Ernst & Young LLP. These financial statements are not included in this Proxy Statement but are incorporated by reference from the Current Report on Form 8-K filed by Arris on January 5, 1996, as amended on February 5, 1996 and the selected financial data set forth below with respect to Khepri is qualified in its entirety by reference to such financial statements and notes thereto. The statement of operations data for the period ending December 22, 1995 is derived from unaudited financial statements not included in this Proxy Statement. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments and accruals that Arris and Khepri consider necessary for a fair presentation of the financial positions and results of operations for these periods.

                                                           PERIOD FROM      YEAR ENDED DECEMBER      PERIOD FROM
                                                        INCEPTION (APRIL            31,             JANUARY 1 TO
                                                          24, 1992) TO      --------------------  DECEMBER 22, 1995
                                                        DECEMBER 31, 1992     1993       1994        (UNAUDITED)
                                                       -------------------  ---------  ---------  -----------------
Revenues.............................................       $      --       $      --  $      --      $     727
Operating expenses:
  Research and development...........................             544           3,596      6,991          6,600
  General and administrative.........................             137           1,030      1,497          1,983
                                                               ------       ---------  ---------        -------
Loss from operations.................................            (681)         (4,626)    (8,488)        (7,856)
Interest income (net)................................               5             113          8            166
Loss from subsidiary.................................              --              --         --           (322)
                                                               ------       ---------  ---------        -------
Net loss.............................................       $    (676)      $  (4,513) $  (8,480)     $   8,012
                                                               ------       ---------  ---------        -------
                                                               ------       ---------  ---------        -------
Net loss per share...................................                                                 $    (.45)
Weighted average number of shares outstanding (1)....                                                    17,609

- - ------------------------
(1) Weighted average number of shares outstanding includes Common Stock and Preferred Stock, on an as-if-converted basis.

                               PRO FORMA COMBINED

    The following table sets forth the unaudited combined pro forma statement of operations for the year ended December 31, 1995 as if the operations of Arris and Khepri had been combined as of January 1, 1995. The pro forma combined statement of operations includes the consolidated financial results of Arris for the twelve months ended December 31, 1995 (which consolidates the results of the acquired operation for the nine-day period from date of acquisition, December 22, 1995, to December 31, 1995) and Khepri for the period from January 1, 1995 through the date of the Merger. All operations of Khepri were closed for the nine-day period from the acquisition date to December 31, 1995. The combined results are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated January 1, 1995, or of the future operations of the combined entities.

                                                            KHEPRI
                                                         PERIOD FROM
                                                          JANUARY 1,                    PRO FORMA
                                             ARRIS       1995 THROUGH                    COMBINED
                                           YEAR ENDED    ACQUISITION                    YEAR ENDED
                                          DECEMBER 31,   DECEMBER 22,    PRO FORMA     DECEMBER 31,
                                              1995           1995       ADJUSTMENTS        1995
                                          ------------   ------------   ------------   ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Contract revenues.......................    $ 16,727       $    727       $     --       $ 17,454
Operating expenses:
  Research and development..............      14,689          6,600            645(1)      22,079
                                                                               145(2)
  General and administrative............       4,247          1,983             30(2)       6,260
  Acquired in-process research and
   development..........................      22,514             --        (22,514)(3)         --
                                          ------------   ------------   ------------   ------------
    Total operating expenses............      41,450          8,583        (21,694)        28,339
                                          ------------   ------------   ------------   ------------
Operating loss..........................     (24,723)        (7,856)        21,694        (10,885)
Interest income, net....................         990            166             --          1,156
Loss from subsidiary....................          --           (322)           322(1)          --
                                          ------------   ------------   ------------   ------------
Net loss................................    $(23,733)      $ (8,593)      $ 22,016       $ (9,729)
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------
Net loss per share......................                                                 $  (0.96)(4)
Weighted average number of shares
 outstanding............................                                                   10,124

- - ------------------------
(1) Adjustment to consolidate Khepri Canada operations into Arris operations and reverse Khepri's recognition of Khepri Canada expense recorded under the equity method of accounting.

(2) Adjustment reflects one year of amortization of acquired work force in place, with a total fair value of $525,000, which is being amortized over a three year life.

(3) Adjustment to reverse write-off of acquired research and development. This amount is reflected as an expense in Arris' Consolidated Statement of Operations for the year ended December 31, 1995 and in the Arris' Consolidated Balance Sheet at December 31, 1995. It is eliminated from the pro forma statements of operations since it is a nonrecurring charge directly attributable to the acquisition.

(4) The pro forma combined net loss per share and shares used in computing amounts for the year ended December 31, 1995 have been calculated assuming that the acquisition occurred on January 1, 1995. Accordingly, the 1,415,000 shares issued on December 22, 1995 in the acquisition have been treated as outstanding since January 1, 1995.

INFORMATION WITH RESPECT TO ARRIS

    Arris Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission on March 14, 1996, is incorporated by reference herein. Certain Sections of the Form 10-K are included in the 1995 Annual Report to Stockholders which is being mailed to stockholders concurrently with this Proxy Statement.

DESCRIPTION OF ARRIS CAPITAL STOCK

    The description of Arris capital stock is incorporated by reference from the Company's Registration Statement on Form 8-A (File No. 0-22788), as filed with the Securities and Exchange Commission on November 4, 1993.

KHEPRI -- BUSINESS

    Khepri was incorporated in the State of Delaware in August 1992, and was a privately held corporation at the time of the Merger. Khepri was a development stage corporation focused on accelerating the discovery and development of the next-generation of protease-based therapeutics. Khepri's technology was directed exclusively on those regulatory proteases and their inhibitors that provide potential therapeutic utility. Khepri's goal was to develop novel therapeutics that intervene at key control points in disease processes with an approach that combines biology and chemistry to create new tools for rapid lead compound development. At the time of the Merger, Khepri had three product development programs: a protease (aerosolized rNEP) for asthma and chronic obstructive pulmonary disease, and small molecule protease inhibitors for arthritis and for osteoporosis.

    Khepri built a technology platform with emphasis on protease genomics, gene expression, chemistry, biology and drug design. These capabilities led to the identification of proteases that may be important disease targets. Khepri's protease technology provides new opportunities in the discovery of protease-based therapeutics for various diseases, including infectious diseases, organ transplant rejection, cancer and tissue ischemia.

    In the field of regulatory proteases and their inhibitors, Khepri's strategic focus was based on the following capabilities and tools:

    - PROTEASE GENOMICS: The ability to rapidly identify and analyze new genes, their associated proteins, and to determine their pharmaceutical relevance is a critical step in drug discovery. Using a variety of techniques, Khepri had, within the last year, isolated and characterized nine full length protease genes. Khepri believed that its capabilities in protease expression, inhibitor design and protease biology would facilitate the accelerated determination of the biological and medical importance and potential therapeutic utility of these and other novel genes.

    - PROTEASE EXPRESSION: Khepri researchers have developed multiple expression systems that can be used to express large amounts of human proteases. This capability accelerates target characterization and inhibitor design.

    - PROTEASE INHIBITOR DESIGN: Khepri's proprietary chemistries and experience relevant to structure/function relationships in proteases may permit inhibitor design for specific target proteases. Khepri scientists have designed inhibitors which are orally bioavailable, chemically stable and are unreactive in the absence of specific targeted proteases. In addition to this drug design approach, Khepri has augmented its discovery capabilities by implementing a "targeted" combinatorial chemistry approach. Khepri believed that these tools reduce the time required to produce a new lead compound.

    - PROTEASE BIOLOGY: Khepri has developed proprietary IN VIVO and IN VITRO techniques for determining the therapeutic utility of proteases and specific inhibitors against novel targets. In addition, Khepri has technology to identify the biological substrate(s) for a specific protease. Khepri scientists also have developed techniques for labeling the particular protease involved in a given biological process. This technology allows Khepri to identify regulatory proteases and inhibitors that are involved in disease processes.

    In March 1995, Khepri formed Khepri Pharmaceuticals Canada, Inc. ("Khepri Canada"), a subsidiary incorporated under the laws of Quebec, Canada and located in Montreal. Fifty percent (50%) of the outstanding capital stock of Khepri Canada is owned by Khepri, and the remaining fifty percent (50%) is held in equal amounts by two Canadian investors.

    At the time of the Merger, Khepri had 44 employees, 36 of whom were directly involved in research and development. Khepri's principal executive offices were located at 260 Littlefield Avenue, South San Francisco, California, 94080, and its telephone number was (415) 794-3500.

PROPERTIES

    At the time of the Merger, Khepri occupied approximately 32,000 square feet of office and laboratory space in South San Francisco, California. Arris is now occupying this space as an expansion of its corporate facilities.

LEGAL PROCEEDINGS

    At the time of the Merger, Khepri was not a party to any material legal proceedings.

FINANCIAL INFORMATION

    Prior to the Merger, the Common Stock of Khepri was not publicly traded. Khepri did not, from its inception until December 22, 1995, declare or pay any dividends on its Common Stock.

    Financial statements of Khepri for the years ended December 31, 1994 and December 31, 1993, which were audited by Ernst & Young LLP, and the unaudited pro forma combined financial statements, which include the financial operations of Khepri for the period from January 1 to December 22, 1995, are incorporated by reference from the Current Report on Form 8-K filed by Arris on January 5, 1996, as amended on February 5, 1996.

STATEMENTS OF OPERATIONS

                                                          FROM JANUARY 1,
                                                               1995
                                                          TO THE DATE OF
                                                            ACQUISITION         YEAR ENDED         YEAR ENDED
                                                        (DECEMBER 22, 1995)  DECEMBER 31, 1994  DECEMBER 31, 1993
                                                        -------------------  -----------------  -----------------
                                                                                ($000'S)
Revenues..............................................      $       727          $      --          $      --
Operating expenses:
  Research and development............................            6,600              6,991              3,596
  General and administrative..........................            1,983              1,497              1,030
                                                                -------            -------            -------
    Total operating expenses..........................            8,583              8,488              4,626
                                                                -------            -------            -------
Operating loss........................................           (7,856)            (8,488)            (4,626)
Interest income, net..................................              166                  8                113
Loss from subsidiary..................................             (322)                --                 --
                                                                -------            -------            -------
Net Loss..............................................      $    (8,012)         $  (8,480)         $  (4,513)
                                                                -------            -------            -------
                                                                -------            -------            -------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    In December 1995, Arris acquired Khepri in a stock-for-stock merger. The following discussion relates to the historical operations of Khepri prior to the completion of the Merger. As a result of the Merger, the operations of Khepri have been substantially restructured. Therefore, the information set forth below may not be indicative of future operating results of Khepri or Khepri and Arris combined. See the information appearing under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is included in the Annual Report to Stockholders being mailed to stockholders concurrently with this Proxy Statement and is incorporated by reference herein.

RESULTS OF OPERATIONS

PERIOD FROM JANUARY 1 TO DECEMBER 22, 1995 AND YEAR ENDED DECEMBER 31, 1994

    Khepri reported revenues of $727,000 in 1995 from evaluation studies by potential collaboration partners, federal research grants, and the sale of scientific compounds to its Canadian subsidiary. Khepri had no revenues in 1993 and 1994.

    Research and development costs decreased to $6,600,000 in 1995 from $6,991,000 in 1994 due to a reduction in the use of outside services, scientific and general supplies, and travel.

    General and administrative costs increased to $1,983,000 in 1995 from $1,497,000 in 1994 mainly due to an increase in professional and banking fees related to the acquisition of Khepri by Arris and additional personnel expenses, due to the addition of a chief financial officer.

    Net interest income increased to $166,000 in 1995 from $8,000 in 1994 mainly due to higher interest income as a result of high average cash and cash equivalent balances in 1995 from the closing of approximately $11 million of equity financing in November 1994. Interest expense in 1995 was approximately equal to interest expense in 1994.

    Khepri recorded a loss of $322,000 under the equity method of accounting, representing its share in the operating results of its 50% owned Canadian subsidiary, formed in March 1995.

YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

    Research and development costs increased to $6,991,000 in 1994 from $3,596,000 in 1993 due to expansion of Khepri's scientific programs and the expenses of such programs, the most significant including increased personnel and related expenses, scientific and general supply expenditures and outside services.

    General and administrative costs increased to $1,497,000 in 1994 from $1,030,000 in 1993 mainly due to an increase in personnel, including the addition of a chief executive officer, and increased consulting, facilities and depreciation expenses.

    Net interest income decreased to $8,000 in 1994 from $113,000 in 1993 mainly due to lower interest income as a result of lower average cash balances in 1994 and higher interest expense in 1994 due to higher average borrowings in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    At the time of the Merger, Khepri had $3,697,000 of cash and cash equivalents, including $1,947,000 which was held by the Canadian subsidiary. Khepri also had approximately $500,000 of credit availability under a lease line facility.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain per share data of Arris and Khepri and combined per share data on an unaudited pro forma basis after giving effect to the Merger described herein. The table assumes that all the outstanding shares of Khepri will be acquired through the issuance of 1,933,460 shares of Arris common stock (effectively a .1097 exchange ratio) in the Merger. This data should be read in conjunction with the unaudited pro forma condensed financial statements and the separate historical financial statements of Arris and Khepri and notes thereto incorporated by reference in this Proxy Statement. The pro forma combined financial data and supplemental pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the year nor is such data necessarily indicative of future financial condition or results of operations.

                                                                                                 FISCAL YEAR ENDED
                                                                                                 DECEMBER 31, 1995
                                                                                                 -----------------
Arris:
  Loss per share...............................................................................      $   (2.71)
  Book value per share (1).....................................................................      $     .72
Khepri:
  Loss per share (2)...........................................................................      $    (.45)
  Book value per share (3).....................................................................      $     .08
Pro Forma combined Loss Per Share:
  Per Arris share (4)..........................................................................      $    (.96)
  Equivalent per Khepri share (5)..............................................................      $    (.11)
Pro forma combined book value per share (4):
  Per Arris share..............................................................................      $     .72
  Equivalent per Khepri share (5)..............................................................      $     .08

- - ------------------------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at the end of the year.

(2) Weighted average shares outstanding includes common stock and preferred stock, included on an as-if-converted basis.

(3) The historical book value per share of Khepri is computed by dividing stockholders' equity immediately preceding the acquisition (as of December 22, 1995) by the aggregate number of shares of Khepri's Common and Preferred Stock outstanding at December 22, 1995.

(4) The write-off of acquired in-process research and development has been eliminated from the pro forma combined loss per share since it is a non-recurring charge directly attributable to the Merger. It has been included in the pro forma combined book value per share, as the charge had been accrued as of December 31, 1995.

(5) Calculated by multiplying the Arris proforma combined per share amounts by the exchange ratio of .1097.

PRO FORMA FINANCIAL INFORMATION

    Unaudited pro forma financial statements for the combined operations of Arris and Khepri for the year ended December 31, 1995, are incorporated by reference from the Current Report on Form 8-K filed by Arris on January 5, 1996, as amended on February 5, 1996.

OTHER INFORMATION

    A public fairness hearing was held at the offices of the California Department of Corporations, Sacramento, California, on December 14, 1995, in connection with the Merger, pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

    The high and low sale prices per share of the Company's Common Stock on the Nasdaq National Market on November 7, 1995, the trading day prior to the date the transaction was announced, were $10.75 and $9.50, respectively.

    Representatives of Ernst & Young LLP, the Company's independent auditors are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to stockholder questions.

                                   PROPOSAL 3
                 APPROVAL OF THE ISSUANCE OF ARRIS COMMON STOCK
                        TO SHAREHOLDERS OF KHEPRI CANADA
                    IN CONNECTION WITH ARRIS' ACQUISITION OF
                          KHEPRI PHARMACEUTICALS, INC.

BACKGROUND

    In December 1995, Arris acquired Khepri in a transaction more fully described in Proposal 2. As part of the Merger, Arris assumed certain rights and obligations under existing agreements between Khepri, Khepri Pharmaceuticals Canada, Inc. (a 50% owned subsidiary of Khepri referred to herein as "Khepri Canada") and two Canadian investors (the "Class B Shareholders"), and entered into amendments to two of such agreements. Under the terms of such amended agreements, Arris and the Class B Shareholders will make additional investments in Khepri Canada in exchange for additional shares of Khepri Canada stock (Class B Shares in the case of the Class B Shareholders), provided neither Arris nor such Class B Shareholders terminate the obligations to make such additional investments prior to July 1, 1996. Class B Shares issued pursuant to such additional investments will be exchangeable for shares of Arris Common Stock on or after March 24, 1998, as more fully described below.

    The Company's Common Stock trades on the Nasdaq National Market. The NASD rules applicable to Arris provide that Arris' stockholders must approve the issuance of Arris Common Stock issued in connection with the Merger to the extent the number of shares of Arris Common Stock to be issued exceeds 20% of the number of shares of Arris Common Stock outstanding prior to the Merger.

    Proposal 3 seeks the approval, to the extent required by the NASD rule described above, for the issuance of shares of Arris Common Stock to the Class B Shareholders of Khepri Canada sufficient to meet the exchange right of the Class B Shareholders with respect to Class B Shares they acquire on or after July 1, 1996, as more fully described below.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

DESCRIPTION OF TRANSACTION

    Khepri Canada was formed in March 1995 as a subsidiary of Khepri, incorporated under the laws of Quebec, Canada and located in Montreal. Fifty percent (50%) of the outstanding capital stock of Khepri Canada are Class A Shares and are owned by Arris, and the remaining fifty percent (50%) are Class B Shares and are held in equal amounts by the Class B Shareholders. The Class A Shares and Class B Shares have equal voting rights.

    On March 24, 1995, Khepri entered into a Subscription Agreement and a Stock Exchange Agreement with Khepri Canada and the Class B Shareholders pursuant to which Khepri and the Class B Shareholders were obligated to make certain equity investments in Khepri at specified times (the "Khepri Canada Agreements"). Under the terms of the Khepri Canada Agreements, Class B Shares would have been convertible into shares of Khepri Class D Preferred Stock. The Khepri Canada Agreements were amended in connection with the Merger.

    The Khepri Canada Agreements, as amended, provide for additional investments (the "Additional Investments") in Khepri Canada as follows: on each of July 1, 1996, and March 24, 1997, Arris will invest CDN $666,667 in Khepri Canada and each of the two Class B Shareholders will invest CDN $1,333,333 in Khepri Canada. In exchange for the Additional Investments, on each such investment date: (i) Arris will receive that number of Class A Shares equal to CDN $666,667 divided by the then current CDN dollar equivalent of U.S. $0.45 (if on the July 1, 1996 investment date) or U.S. $0.54 (if on the March 24, 1997 investment date); and (ii) the two Class B Shareholders will each receive that number of Class B Shares equal to CDN $1,333,333 divided by the then current CDN equivalent of U.S. $1.80 (if on the July 1, 1996 investment date) or U.S. $2.16 (if on the March 24, 1997 investment date).

    The Khepri Canada Agreements, as amended, give each of Arris and the Class B Shareholders the right to terminate, prior to July 1, 1996, the obligations to make the Additional Investments. If such obligations are so terminated, the Class B Shareholders would have the right to exchange their currently held Class B Shares for shares of Arris Common Stock at an exchange rate of 0.12766 shares of Arris Common Stock per Class B Share (the "Exchange Ratio"), resulting in an aggregate of 161,418 shares of Arris Common Stock. If the obligations to make the Additional Investments are not terminated, the Class B Shareholders will have the right, on or after March 24, 1998, to exchange their Class B Shares then held for shares of Arris Common Stock at the Exchange Ratio. The effective price per share of Arris Common Stock that will be paid by the Class B Shareholders if the Khepri Canada Agreements are not terminated is $14.10 for the July 1, 1996 investment and $16.92 for the March 24, 1997 investment. The exact number of such shares of Arris Common Stock is not presently determinable as it is dependent upon the currency exchange rate for Canadian funds at the time of the Additional Investments.

    Upon the exchange of Class B Shares for Arris Common Stock, whether or not the obligation to make the Additional Investments is terminated, the Class B Shareholders will be entitled to certain registration rights with respect to shares of Arris Common Stock received in the exchange.

    Pursuant to Section 6(i)(1)(c)(ii) of Part III of Schedule D to the NASD By-Laws, the stockholders of Arris are required, by majority vote, to approve any issuance of stock in connection with the Merger which constitutes an amount equal to more than twenty percent (20%) of the outstanding capital stock prior to the Merger. As a result, Arris may not issue Arris Common Stock to the Class B Shareholders in exchange for Class B Shares acquired in connection with the Additional Investments unless this Proposal 3 is approved by the Arris stockholders. If Proposal 3 is not approved, Arris will exercise its right to terminate the Khepri Canada Agreements.

    The Board of Directors is recommending a vote in favor of this Proposal 3 in order to give the Company the flexibility to continue the Khepri Canada Agreements. Such agreements not only provide additional funding to Arris on potentially attractive terms but also permit the Company to receive certain Canadian and Province of Quebec benefits associated with research and development conducted by Canadian private companies in Canada and the Province of Quebec. Even if the stockholders of Arris approve this Proposal 3, the Board of Directors will retain the right (through June 30, 1996) to terminate the Khepri Canada Agreements if it subsequently determines that such termination is in the best interests of the Company.

                                   PROPOSAL 4
                  APPROVAL OF THE 1989 STOCK PLAN, AS AMENDED

    In May 1989, the Board of Directors adopted the Company's 1989 Stock Plan (the "1989 Plan"). As a result of a series of amendments, at February 29, 1996 there were 2,117,500 shares of the Company's Common Stock authorized for issuance under the 1989 Plan.

    At February 29, 1996, options (net of canceled, repurchased or expired options) covering an aggregate of 2,107,273 shares of the Company's Common Stock had been granted under the 1989 Plan and 10,227 shares (plus any shares that might in the future be returned to the reserve as a result of cancellations or expiration of options) remained available for future grants under the 1989 Plan. In December and February 1996, options covering an additional 190,000 shares were granted subject to stockholder approval of the amendment to the 1989 Plan, pursuant to this Proposal 4. See "Option Grants Subject to Stockholder Approval." During the last fiscal year, under the 1989 Plan, the Company granted to the officers named in the Summary Compensation Table the options described in the Option Grants Table and granted to all employees as a group (excluding executive officers) options to purchase 368,925 shares at exercise prices of $6.19 to $13.08 per share. No options have been granted under the 1989 Plan to any of the current directors who are not officers of the Company.

    In February 1996, the Board approved an amendment to the 1989 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the 1989 Plan by 550,000 shares, to a total of 2,667,500 shares. The Board adopted this amendment to ensure that the Company can continue to grant options under the 1989 Plan to employees at levels determined appropriate by the Board and the Compensation Committee.

    Stockholders are requested in this Proposal 4 to approve the 1989 Plan, as amended. If the stockholders fail to approve this Proposal 4, options approved by the Board covering 190,000 shares could not be exercised under the 1989 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1989 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

THE 1989 STOCK PLAN

    The essential features of the 1989 Plan are outlined below.

GENERAL

    The 1989 Plan was adopted by the Board of Directors in May 1989 and amended in November 1990, March 1992, April 1993, April 1994 and February 1995, and approved by the stockholders from time to time thereafter. The 1989 Plan provides for the grant of both incentive and nonstatutory stock options as well as restricted stock purchase rights. Incentive stock options granted under the 1989 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1989, as amended (the "Code"). Nonstatutory stock options granted under the 1989 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards provided under the 1989 Plan.

PURPOSE

    The purpose of the 1989 Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and consultants of the Company and to promote the success of the Company's business. Pursuant to the 1989 Plan, the Company may grant or issue incentive stock options to employees and officers and nonstatutory stock options or stock purchase rights to consultants, employees and officers. Directors who are not salaried employees of or consultants to the Company are not eligible to participate in the 1989 Plan. All the Company's approximately 127 employees presently are eligible to participate in the 1989 Plan.

ADMINISTRATION

    The 1989 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1989 Plan and, subject to the provisions of the 1989 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The Board of Directors is authorized to delegate administration of the 1989 Plan to a committee and has delegated such authority to the Compensation Committee and, for grants to employees other than executive officers, the Option Committee. As used herein with respect to the 1989 Plan, the "Board" refers to the Compensation Committee and the Option Committee as well as to the Board of Directors itself.

    The Company currently limits the directors who may serve as members of the Compensation Committee to those who are "outside directors." This limitation excludes from the Compensation

Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified retirement plan), (iii) current and former officers of the Company, (iv) directors currently receiving direct or indirect compensation from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" under applicable federal guidance.

ELIGIBILITY

    No stock option may be granted under the 1989 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    Under the 1989 Plan, no individual may be granted options covering more than 300,000 shares of Common Stock in any calendar year. The principal purpose for such a per-employee limitation is to comply with IRS regulations that permit certain performance-based compensation, including compensation attributable to stock options that meet specified criteria, to be exempt from the $1,000,000 limitation under Section 162(m) of the Code on the amount that may be deducted by publicly held corporations for compensation paid to certain employees. See "Federal Income Tax Information." To date, the Company has not granted to any employee in any calendar year options to purchase a number of shares equal to or greater than the limitation and does not currently have any intention of granting such number of options to any employee. There can be no assurance, however, that the Board will not determine in some future circumstances that it would be in the best interests of the Company and its stockholders to grant options to purchase such number of shares to a single employee during a calendar year.

STOCK SUBJECT TO THE 1989 PLAN

    If options granted under the 1989 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1989 Plan.

    The permissible terms of options and restricted stock purchase rights under the 1989 Plan are described below. Individual option grants and restricted stock purchase rights may be more restrictive as to any or all of the permissible terms described below.

TERMS OF OPTIONS


    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the 1989 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1989 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant, and also in some cases may not be less than 110% of such fair market value (see "Eligibility" above). If options are granted with exercise prices below market value, however, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." In its discretion, the Board may later reduce the exercise price of any option to the then current fair market value of the Common Stock. Deductions for compensation attributable to the exercise of such options could also be limited by Section 162(m) of the Code. At May 2, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $14.875 per share.

    The exercise price of options granted under the 1989 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.


    OPTION EXERCISE. Options granted under the 1989 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1989 Plan typically vest at the rate of 12.5% of the shares subject to the option at the end of the first six months and 1/48th of the shares subject to the option each month for 42 months thereafter. Shares covered by options granted in the future under the 1989 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already owned stock of the Company or by a combination of these means.

    TERM. The maximum term of options under the 1989 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years.
Options under the 1989 Plan terminate ninety days after termination of the optionee's employment or relationship as a consultant of the Company or any subsidiary of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within twelve months of such termination; (b) the optionee dies while employed by or serving as a consultant of the Company or any affiliate of the Company, or within 90 days after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF RESTRICTED STOCK PURCHASE RIGHTS

    PURCHASE PRICE; TERM. The purchase price under each stock purchase agreement may not be less than 50% of the fair market value of the Common Stock subject to the restricted stock purchase right on the date such right is granted. The term of such restricted stock purchase right may not exceed 30 days or such longer time as may be determined by the Board.

    REPURCHASE. Shares of the Common Stock sold under the 1989 Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a purchaser ceases to be an employee of or consultant to the Company or an affiliate of the Company, the Company may repurchase any or all of the shares of the Common Stock held by that purchaser that have not vested as of the date of termination at the original price paid by the purchaser and the repurchase price may be paid by cancellation of an indebtedness of the purchaser to the Company.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the 1989 Plan or subject to any option granted under the 1989 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1989 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The 1989 Plan provides that, in the event of a merger of the Company, such options shall be assumed or equivalent options substituted by each successor corporation or a parent or subsidiary of such successor corporation.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the 1989 Plan without stockholder approval at any time. Unless sooner terminated, the 1989 Plan will terminate in May 1999.

    The Board may also amend the 1989 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1989 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

    Under the 1989 Plan, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE  STOCK OPTIONS.   Incentive stock options under  the 1989 Plan are
intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in the imposition of or an increase in liability of the optionee for alternative minimum tax liability.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will recognize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY  STOCK OPTIONS.   Nonstatutory stock options  granted under the
1989 Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    RESTRICTED STOCK. Restricted stock granted under the 1989 Plan generally has the following federal income tax consequences:


    Upon acquisition of stock under a restricted stock award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.


    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the 1989 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the shareholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Restricted stock qualifies as performance-based compensation under these proposed Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

OPTION GRANTS SUBJECT TO STOCKHOLDER APPROVAL

    The following table presents certain information with respect to options granted under the 1989 Plan, subject to approval of the amendment of the 1989 Plan by the stockholders, to (i) each of the executive officers, (ii) the executive officers as a group, and (iii) all non-executive officer employees as a group. Non-employee directors are not eligible for options grants under the 1989 Plan.

                               NEW PLAN BENEFITS

                                                                                                   NUMBER OF SHARES
                                                                                                      SUBJECT TO
NAME AND POSITION                                                               DOLLAR VALUE (1)    OPTIONS GRANTED
- - ------------------------------------------------------------------------------  -----------------  -----------------
John P. Walker                                                                            N/A              40,000
 President and Chief Executive Officer
Michael J. Ross, Ph.D.                                                                    N/A              20,000
 Executive Vice President and Chief Technical Officer
Heinz W. Gschwend, Ph.D.                                                                  N/A              20,000
 Vice President, Research and Development, Inflammation
Daniel H. Petree                                                                          N/A              20,000
 Vice President, Corporate Development and Chief Financial Officer
All Executive Officers as a Group                                                         N/A             100,000
All Non-Executive Officer Employees as a Group                                            N/A              90,000

- - ------------------------
(1) All shares were granted at the fair market value of Arris Common Stock at the date of grant, and will have a determinable dollar value only if the fair market value of the Common Stock on the date of exercise is greater than the fair market value on the date of grant. For an example of potential realizable option values, see the table "Option Grants in Fiscal Year 1995" under the heading "Executive Compensation."

                                   PROPOSAL 5
              APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

    In October 1993, the Board of Directors adopted and the stockholders subsequently approved, the Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 150,000 shares of the Company's Common Stock. At February 29, 1996, an aggregate of 104,412 shares had been issued under the Purchase Plan and only 45,488 shares remained for the grant of future rights under the Plan. In February 1996, the Board of Directors of the Company adopted an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan by 100,000 shares to a total of 250,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and to ensure that the Company can continue to provide such incentives at levels determined appropriate by the Board. During the last fiscal year, shares were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: 47,045 shares at a weighted average price of $4.97 per share, all current executive officers as a group 13,230 shares ($4.89), and all employees (excluding executive officers) as a group 33,815 shares ($5.00).

    Stockholders are requested in this Proposal 5 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

EMPLOYEE STOCK PURCHASE PLAN

    The essential features of the Purchase Plan, as amended, are outlined below.

PURPOSE

    The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 127 employees are eligible to participate in the Purchase Plan.

    The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

    The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board of Directors is authorized to delegate administration of the Purchase Plan to a committee and has delegated such authority to the Compensation Committee. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee as well as the Board itself.

OFFERINGS

    Under the Purchase Plan, the Board from time to time may institute an offering consisting of rights granted to all eligible employees to purchase Common Stock periodically while such offering is in effect. Each such offering may have a duration of no more than twenty-seven months. The Board determines the duration of each offering and establishes one or more purchase dates during the offering on which shares will be purchased by participating employees. Under the terms of the offerings approved by the Board to date, each offering lasts for two years, except that if, on a purchase date during an offering, the price of the Company's Common Stock on such purchase date is lower than it was at the start of the offering, then that offering automatically terminates and a new offering begins on the following day. Currently, the Board has established purchase dates to occur every six months, on each July 31, and January 31.

ELIGIBILITY

    Generally, under the terms of the Purchase Plan, any employee who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of the offering period is eligible to participate in that offering, provided that such employee has been employed continuously for such period (which may not exceed two years) as the Board may establish as a service requirement for participation. In addition, the Board may provide for the commencement of participation at specified dates during an offering by employees who first meet the eligibility requirements after the first day of the offering. Currently, a continuous period of employment of three months is required for otherwise eligible employees to participate in the Purchase Plan.

    Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). Also, under the Purchase Plan no employee may be granted rights that would permit the purchase of more than $25,000 worth of Common Stock (determined by using the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company for each calendar year in which such rights are outstanding. Under current and prior offerings, the Board has limited the amount of Common Stock that any participant could purchase to 5,000 shares per offering. Effective with the next offering under the Purchase Plan, which is scheduled to begin on August 1, 1996, a participant may purchase on each purchase date during an offering no more than the number of shares of Common Stock determined by dividing $12,500 by the fair market value of the Common Stock on the first day of the offering.

PARTICIPATION IN THE PLAN

    Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board, an agreement authorizing payroll deductions from such employees' total compensation during the offering. The Purchase Plan permits payroll deductions of up to 15%, but under the offerings made to date the Board has limited payroll deductions to no more than 10% of an employee's total compensation.

PURCHASE PRICE

    The purchase price per share at which Common Stock is sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on the applicable purchase date for the purchase of such Common Stock.

ACCUMULATION OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the Common Stock is accumulated by payroll deductions over the period of the offering. Payroll deductions of a participant begin on the date specified in the offering and may be increased or reduced on the date or dates specified in the offering. All payroll deductions made for a participant are credited to the participant's account under the Purchase Plan and are deposited with the general funds of the Company. A participant may not make any additional payments into such account unless permitted under the terms of an offering.

PURCHASE OF STOCK

    By executing an agreement to participate in an offering under the Purchase Plan, the employee becomes entitled to purchase shares under such offering. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any participant may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. Under the Purchase Plan, if the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the participant's participation is discontinued, the right to purchase shares is exercised automatically on each purchase date at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    A participant may withdraw from a given offering by terminating payroll deductions for such offering and delivering to the Company a notice of withdrawal from the offering. Such withdrawal must be elected by the time set forth in the applicable offering.

    Upon any withdrawal from an offering by the participant, the Company will distribute to the participant, without interest, the accumulated payroll deductions in the participant's account under the Purchase Plan, less any accumulated deductions previously applied to the purchase of stock on the participant's behalf during such offering period, and such participant's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of a participant's employment for any reason, and the Company will distribute to such participant, without interest, all of the accumulated payroll deductions from the participant's account under the Purchase Plan.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, such plan will terminate on December 31, 2002.

    The Board may amend the Purchase Plan at any time. To be effective any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan,
(b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or Section 423 of the Code.

    Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without the consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution, liquidation or specified type of merger of the Company, then, as determined by the Board in its sole discretion, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the purchase date under any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to any such event.

STOCK SUBJECT TO PURCHASE PLAN

    If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

    If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (which for this purpose is deemed to be 85% of the fair market value of the stock as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 28% while the maximum ordinary rate is effectively 39.6% at the present time.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 6
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 6.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 29, 1996 by: (i) each director and each of the four executive officers; (ii) all executive officers and directors as a group; and (iii) those stockholders known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.

    The information as to each person has been furnished by such persons, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such persons except as otherwise indicated and subject to community property laws where applicable. Except as set forth below, the address of each named individual is the address of the Company as set forth herein.

                                                                                            NUMBER OF
                                                                                           BENEFICIAL
                                                                                            OWNERSHIP    PERCENT OF
BENEFICIAL OWNER                                                                             SHARES         TOTAL
- - -----------------------------------------------------------------------------------------  -----------  -------------
FMR Corp. (2)
  82 Devonshire Street
  Boston, MA 02109.......................................................................      827,900          8.0
Pharmacia AB (3)
  Hans U. Sievertsson
  Frusadaviks Alle 15
  S-171 97 Stockholm, Sweden.............................................................      738,570          7.2
State Street Research & Management Company (4)
  One Financial Center, 30th Floor
  Boston, MA 02111.......................................................................      640,100          6.2
John P. Walker (5).......................................................................      256,784          2.4
Michael J. Ross (6)......................................................................      208,789          2.0
Heinz W. Gschwend (7)....................................................................       81,305        *
Daniel H. Petree (8).....................................................................       48,160        *
Brook H. Byers (9).......................................................................      234,594          2.3
Anthony B. Evnin (10)....................................................................       24,762        *
Vaughn M. Kailian (11)...................................................................        4,092        *
All Directors and Executive Officers as a Group
  (8 Persons)(12)........................................................................    1,597,056         14.9

- - ------------------------
  * Less than 1 percent.

 (1) Percentage of beneficial ownership is based on 10,305,939 shares of Common Stock outstanding as of February 29, 1996.

 (2) Based upon a Schedule 13G filed by FMR Corp. reporting such beneficial ownership as of December 31, 1995. Includes 773,500 shares of Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment advisor to various investment companies. Of such 773,500 shares, 523,500 shares were held by Fidelity Select Biotechnology Portfolio and the remainder were held by other funds. Edward C. Johnson 3d of FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 773,500 shares. Fidelity votes such shares under written guidelines established at the direction of the funds' boards of trustees. Also includes 54,400 shares of Common Stock beneficially owned by Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp. and a bank, which serves as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp., through their control of

     FMTC, have sole voting and dispositive power over such 54,400 shares. Mr. Johnson is the chairman of, and Ms. Abigail P. Johnson is a director of, FMR Corp. and, consequently, each may be deemed to beneficially own all 827,900 shares of Common Stock. In addition, members of the Edward C. Johnson 3d family and trusts for their benefit may be deemed to be a controlling group with respect to FMR Corp. and therefore may be deemed to beneficially own all 827,900 shares of Common Stock.

 (3) Includes 67,142 shares issuable upon exercise of warrants exercisable within 60 days of February 29, 1996. Hans U. Sievertsson, a Director of the Company, is Vice President at Pharmacia AB. Dr. Sievertsson disclaims beneficial ownership of all shares held by Pharmacia AB.

 (4) State Street Research & Management Company, an investment advisor ("State Street") has sole voting power with respect to 624,500 of such shares and sole investment power with respect to all such shares. State Street is a wholly-owned subsidiary of Metropolitan Life Insurance Company, which also may be deemed to beneficially own such shares. State Street disclaims beneficial ownership of all such shares.

 (5) Includes 216,815 shares issuable upon exercise of options and exercisable within 60 days of February 29, 1996. Also includes an aggregate of 8,574 shares beneficially owned by Mr. Walker's wife as trustee of educational trusts for his children.

 (6) Includes 8,795  shares issuable  upon exercise of  options and  exercisable within 60 days of February 29, 1996. Also includes 45,000 shares beneficially owned by the Ross Family Trust, of which Mr. Ross is a co-trustee.

 (7) Includes 73,974 shares issuable upon exercise of options and exercisable within 60 days of February 29, 1996.

 (8) Includes 47,188 shares issuable upon exercise of options exercisable within 60 days of February 29, 1996.

 (9) Consists of 203,545 shares held by Kleiner Perkins Caufield & Byers VI, 19,317 shares held by KPCB Founders Fund I, L.P., and 9,597 shares held by KPCB VI Founders Fund, L.P. Also includes 758 shares issuable upon exercise of a warrant exercisable within 60 days of February 29, 1996. Mr. Byers is a general partner of each such partnership. Mr. Byers disclaims beneficial ownership of the shares held by each such partnership except to the extent of his pro rata interest therein.

(10) Includes 57 shares beneficially owned collectively by Venrock Associates and Venrock Associates II, L.P., of which Mr. Evnin is a general partner.

(11) Consists of 4,092 shares issuable upon exercise of options exercisable within 60 days of February 29, 1996.

(12) Includes an aggregate of 418,764 shares issuable upon exercise of warrants and options exercisable within 60 days of February 29, 1996. See footnotes 3, 5, 6, 7, 8, 9 and 11.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Set forth below is information regarding executive officers and key employees of the Company as of March 21, 1996.

             NAME                   AGE                              POSITION WITH THE COMPANY
- - -------------------------------     ---     ---------------------------------------------------------------------------
John P. Walker                      47      President, Chief Executive Officer and Director
Michael J. Ross, Ph.D.              46      Executive Vice President, Chief Technical Officer and Director
Heinz W. Gschwend, Ph.D.            59      Vice President, Research and Development
Daniel H. Petree                    40      Vice President, Corporate Development and Chief Financial Officer
Michael C. Venuti, Ph.D.            42      Vice President, Research Technology
Natalie J. Warner, M.D.             47      Vice President, Medical Affairs
Alan C. Mendelson                   47      Secretary

- - ------------------------

    John P. Walker has been President, Chief Executive Officer and a Director of the Company since February 1993. From 1991 to 1993, he was a venture capitalist at Alpha Venture Partners. Prior to that time, he was Chairman, President and Chief Executive Officer of Vitaphore Corporation, a company which was acquired in April 1990 by Union Carbide Chemicals and Plastics Company, Inc. Following that acquisition, Mr. Walker served as the latter company's Vice President, Biomaterials Systems. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. He received his B.A. degree from the State University of New York at Buffalo and conducted graduate business studies at Northwestern University Institute for Management. Mr. Walker serves as a director of several private companies.

    Michael J. Ross, Ph.D. has been Executive Vice President and Chief Technical Officer of the Company since February 1993 and a Director since he joined the Company in September 1990 as President and Chief Executive Officer. From 1978 to 1990, he was employed by Genentech, Inc., a biopharmaceutical company, where he most recently was Vice President, Medicinal and Biomolecular Chemistry and was responsible for building that company's small molecule discovery effort. Dr. Ross received a Ph.D. in chemistry from the California Institute of Technology and held a postdoctoral fellowship in molecular biology at Harvard University.

    Heinz W. Gschwend, Ph.D. has been Vice President of Chemistry of the Company since January 1992 and was named Vice President, Research and Development in September 1993. Prior to that time, he was Head of the Central Research Laboratories of Ciba-Geigy Ltd., a multinational chemical and pharmaceutical company, in Basel, Switzerland. An employee of Ciba-Geigy Corporation (U.S.) since 1967, Dr. Gschwend has also held the senior management positions of Vice President, Drug Discovery and Vice President, Cardiovascular/ Atherosclerosis Research (U.S.). Dr. Gschwend received his Ph.D. from the Swiss Federal Institute of Technology (ETH) and conducted postdoctoral studies at that institution and at Harvard University.

    Daniel H. Petree has been Vice President of Corporate Development and Chief Financial Officer of the Company since August 1993. From 1992 to 1993, he was Vice President, Business Development of TSI Corporation, a biotechnology service company. Prior to that time, he was with Montgomery Securities, an investment banking firm, from 1987 to 1992, ultimately serving as Vice President, Health Care Group in Montgomery's corporate finance division. From 1983 to 1987, Mr. Petree was a corporate attorney in the offices of Heller, Ehrman, White & McAuliffe. Mr. Petree received his J.D. degree from the University of Michigan Law School and holds a B.A. degree from Stanford University.

    Michael C. Venuti, Ph.D., has been Vice President, Research Technology since November 1994. Prior to that he was at Parnassus Pharmaceuticals, a start-up biotechnology company where he was Vice President, Chief Scientific Officer and a founder. From 1988 to 1993, Dr. Venuti was at

Genentech, where he was Director of Bioorganic Chemistry, a program that he helped establish. Previously, he was with Syntex Corporation, a pharmaceutical company, as a section head at the Institute of Bioorganic Chemistry. Dr. Venuti received his A.B. in chemistry from Dartmouth College in 1975, his Ph.D. in organic chemistry in 1979 from the Massachusetts Institute of Technology and was a postdoctoral fellow at the Syntex Institute of Organic Chemistry.

    Natalie Jean Warner, M.D., joined Arris in December 1995 as Vice President of Medical Affairs directly from Khepri, where she was Vice President of Medical Affairs and Drug Development. Prior to Khepri, Dr. Warner worked at Syntex Corporation (1988-1993), where she held a number of positions, most recently Vice President, Worldwide Safety Surveillance and Reporting. She has 11 years experience in clinical research and regulatory affairs at Khepri, Syntex and Merck, Sharp and Dohme (1984-1988) and has worked on a number of successful NDAs and worldwide marketing applications. She completed her fellowship and residency at Columbia University. She holds an M.D. from Cornell Medical College and a B.A. from Swathmore College.

    Alan C. Mendelson has served as Secretary of the Company from July 1993 to present, with the exception of several months in 1994. He has been a partner of Cooley Godward Castro Huddleson & Tatum, a private law firm and counsel to the Company, since 1980 and served as the managing partner of its Palo Alto office from May 1990 through March 1995. Mr. Mendelson also served as Secretary and Acting General Counsel of Amgen, a biopharmaceutical company, from April 1990 to March 1991 and has served as Acting General Counsel of Cadence Design Systems, Inc., an electronic design automation software company, since November 1995. Mr. Mendelson is currently a director of Acuson Corporation, CoCensys, Inc., Elexsys International, Inc. and Isis Pharmaceuticals, Inc. Mr. Mendelson received a J.D. from Harvard University in 1973.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company's directors do not currently receive any cash compensation for service of the Board or any committee thereof, but directors may be reimbursed for certain expenses incurred in connection with attendance at Board and Committee Meetings.

    Each non-employee director of the Company also receives stock option grants under the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

    Option grants under the Directors' Plan are non-discretionary. Pursuant to the terms of the Directors' Plan, each person elected for the first time to be a non-employee director of the Company will automatically be granted an option to purchase 15,000 shares of Common Stock upon the date of his or her initial election as a non-employee director by the Board or the Stockholders of the Company. On the date of the Annual Meeting of Stockholders of each year beginning in 1995, each member of the

Company's Board of Directors who is not an employee of the Company (or an affiliate of such director where specified by the non-employee director), and has served as a non-employee director for at least three months, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 2,500 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee, or the affiliate of such optionee, as the case may be, has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option shall become exercisable as to 25% of the option shares and 25% of the option shares shall become exercisable each year thereafter in accordance with it terms. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to such event.

    During the last fiscal year, the Company granted options covering 2,500 shares to each non-employee Director of the Company, at an exercise price per share of $8.06, which was the fair market value of the stock as of June 7, 1995, the date of grant. In addition, during the last fiscal year the Company granted options covering 15,000 shares to one non-employee Director of the Company upon his election as a Director, at an exercise price of $10.15, which was the fair market value of the stock as of December 22, 1995, the date of grant. Arris also assumed options that had been granted to Mr. Kailian by Khepri in April 1995, which effective December 22, 1995, were converted to options to purchase 4,092 shares of Arris Common Stock at an exercise price of $2.45 per share. As of February 29, 1996, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1995, 1994 and 1993, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other executive officers at December 31, 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                                     AWARDS
                                                             ANNUAL COMPENSATION          ----------------------------
                                                     -----------------------------------  SECURITIES
                                                                           OTHER ANNUAL   UNDERLYING      ALL OTHER
                                                      SALARY      BONUS    COMPENSATION    OPTIONS/     COMPENSATION
      NAME AND PRINCIPAL POSITION           YEAR        ($)        ($)          ($)        SARS (#)        ($)(1)
- - ----------------------------------------  ---------  ---------  ---------  -------------  -----------  ---------------
                                               1995    265,000     75,000       --           100,000            696
John P. Walker .........................       1994    245,000     62,475       --            --                667
 President and Chief Executive Officer         1993    206,250     56,000       --           260,714            638
Michael J. Ross, Ph.D. .................       1995    208,400     31,385       --            45,000            696
 Executive Vice President and Chief            1994    193,000     31,210       --            --                696
 Technical Officer (2)(3)                      1993    173,750     34,200       --            28,571          5,265
Heinz W. Gschwend, Ph.D ................       1995    191,200     29,254       --            45,000          1,800
 Vice President, Research and                  1994    177,000     30,090       --            15,000          1,725
 Development, Inflammation                     1993    165,000     31,350       --            14,285            810
Daniel H. Petree .......................       1995    156,500     26,622       12,903(4)     45,000            391
 Vice President, Corporate Development         1994    145,000     24,650       17,727(4)     15,000            264
 and Chief Financial Officer                   1993     58,518     13,500       29,523(4)     50,000            110

- - ------------------------
(1) Consists of life insurance premiums paid.

(2) Prior to 1993, Dr. Ross was President, Chief Executive Officer and Chief Financial Officer of the Company. He became Executive Vice President and Chief Technical Officer in February 1993.

(3) Dr. Ross was granted the right to purchase 125,713 shares of Common Stock prior to 1993, which shares were purchased at the market value on the date of purchase. The shares purchased vest over a four-year period. As of December 31, 1995, the aggregate value of these restricted shares would be $1,697,126 based on the fair market value of $13.50 per share at such date.

(4) Consists of payments to Mr. Petree in connection with his relocation to California.

STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its 1989 Plan. As of February 29, 1996, options to purchase a total of 2,297,273 shares had been granted under the 1989 Plan, and no shares remained available for grant thereunder. Certain additional information concerning options granted to the Named Executive Officers since January 1, 1996 are set forth above in the "New Plan Benefits" table. See Proposal 4.

    The following tables show for the year ended December 31, 1995, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                                                 POTENTIAL REALIZABLE
                                                          INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                                   --------------------------------                ANNUAL RATES OF
                                     NUMBER OF        % OF TOTAL                                     STOCK PRICE
                                     SECURITIES         OPTIONS                                    APPRECIATION FOR
                                     UNDERLYING       GRANTED TO       EXERCISE OR                 OPTION TERM (3)
                                      OPTIONS        EMPLOYEES IN      BASE PRICE    EXPIRATION  --------------------
NAME                               GRANTED (#)(1)   FISCAL YEAR (2)      ($/SH)         DATE      5% ($)     10% ($)
- - ---------------------------------  --------------  -----------------  -------------  ----------  ---------  ---------
John P. Walker...................        50,000              8.1             6.20      01/12/05    194,957    494,060
                                         50,000              8.1             8.06      06/06/05    253,445    642,278
Michael J. Ross, Ph.D............        25,000              4.1             6.90      03/27/05    108,484    274,921
                                         20,000              3.2             8.06      06/06/05    101,377    256,911
Heinz W. Gschwend, Ph.D..........        25,000              4.1             6.90      03/27/05    108,484    274,921
                                         20,000              3.2             8.06      06/06/05    101,377    256,911
Daniel H. Petree.................        25,000              4.1             6.90      03/22/05    108,484    274,921
                                         20,000              3.2             8.06      06/06/05    101,377    256,911

- - ------------------------
(1) Options granted in January and March 1995 become exercisable with respect to 1/8 of the number of underlying shares on the 6-month anniversary of the grant and at a rate of 1/48 of such options per month thereafter. Options granted in June 1995 become exercisable on June 7, 2005 if the optionee is continuously employed through such date; provided, however, that all or a portion of these options may become exercisable no sooner than June 7, 1998 upon the price of the Company's Common Stock attaining certain levels and the Company meeting performance goals determined by the Board of Directors, provided that the optionee continues to remain employed through such date.

(2) Based on options to purchase 617,175 shares granted in 1995.

(3) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                NUMBER OF
                                                                               SECURITIES
                                                                               UNDERLYING         VALUE OF UNEXERCISED
                                                                           UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                              AT FY-END (#)          AT FY-END ($)
                                           SHARES ACQUIRED       VALUE        EXERCISABLE/            EXERCISABLE/
NAME                                       ON EXERCISE (#)     REALIZED       UNEXERCISABLE        UNEXERCISABLE (1)
- - ---------------------------------------  -------------------  -----------  -------------------  ------------------------
John P. Walker.........................          --               --         190,922/169,792      2,278,658/1,506,482
Michael J. Ross, Ph.D..................          --               --          23,736/49,835         264,088/359,421
Heinz W. Gschwend, Ph.D................          --               --          67,574/56,711         821,317/396,731
Daniel H. Petree.......................          --               --          38,855/71,145         380,328/540,372

- - ------------------------
(1) Based on the fair market value of the Common Stock as of December 31, 1995 ($13.50), minus the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

    In August 1990, the Company entered into an employment agreement with Dr. Michael J. Ross, which provides for the employment of Dr. Ross as an executive officer of the Company. The agreement provides that if Dr. Ross is terminated other than for cause, he is entitled to monthly installments of $10,000 for each of the first three months following termination or until he is reemployed, whichever occurs first. The agreement further provides that the Board of Directors will either vote or recommend to the stockholders of the Company, that Dr. Ross be nominated for election as a director of the Company during his term of employment. The agreement is terminable at will upon delivery of written notice.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From January 1 through June 7, 1995, the Company's Compensation Committee was composed of Brook H. Byers and James M. Garvey. From June 7, 1995 through the close of the fiscal year, the Compensation Committee was composed of Brook
H. Byers and Anthony B. Evnin. None of Messrs. Byers, Garvey or Evnin is or has been an officer or employee of the Company.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION (1)

GENERAL

    From January 1 to June 7, 1995, the Compensation Committee was comprised of Brook H. Byers and James M. Garvey. In June 1995, Mr. Garvey was replaced on the Compensation Committee by Anthony B. Evnin.

COMPENSATION PHILOSOPHY

    The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Board of Directors has adopted a total compensation package comprised of base salary, bonus and stock option and stock grant awards. Key elements of this compensation package are:

    - The Company pays salaries at least competitive with those of leading biotechnology and pharmaceutical companies with which the Company competes for talent.

    - The Company maintains incentive opportunities designed to motivate and reward achievement of specific Company and individual goals. The availability of these incentives is designed to bring the total compensation for key employees to competitive levels within the industry.

    - The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

SALARY

    The salary compensation for all employees, including executive officers, is based upon a matrix that plots the base compensation of an employee against the compensation of employees in similar positions in other biotechnology and pharmaceutical companies, in accordance with a published survey of the employee compensation of such companies. Base salaries are targeted at the upper quartile for comparable positions in the other companies in the matrix. Salary adjustments for 1995 were based on each individual's performance ranking. In establishing base salaries for the executive officers, the Board carefully reviewed the progress made in the programs headed by each officer and the dependence of the Company on these officers for the scientific and business development of their respective programs. The Board also considered salary information of other biotechnology and pharmaceutical corporations.

ANNUAL INCENTIVE COMPENSATION

    A portion of the cash compensation paid to the Company's executive officers, including the Chief Executive Officer, is in the form of discretionary bonus payments that are paid on an annual basis, as part of the Company's Incentive Bonus Plan. Bonus payments are expressly linked to the attainment of goals established for each executive officer, as well as overall corporate goals, and are limited by the target bonus pool established for each officer which is a percentage of the officer's base salary. General corporate goals in 1995 included the establishment of collaborative partnering arrangements in key areas of research, the continuation of clinical development of the Company's compounds, research milestones in each of the Company's discovery programs, and strengthening of the Company's balance sheet.

- - ------------------------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended (the "Securities Act") or the Exchange Act.

    In awarding discretionary bonuses to the officers, the Board of Directors believed that both corporate and individual goals for the year were substantially attained. Accordingly, the officers, including the Chief Executive Officer, were awarded substantially all of their individual bonus potential.

LONG-TERM INCENTIVES

    The Company's primary long-term incentive program presently consists of the 1989 Plan and the Purchase Plan. The 1989 Plan utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the 1989 Plan generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company's Common Stock appreciates in the long term.

    The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through an ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 10% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the date of commencement of participation in each 24-month offering period or on each specified purchase date.

    In June 1995, the Board of Directors granted stock options to four of the continuing executive officers. The grant of the options was based on the prior performance of each executive officer and the need to retain these officers in light of the increasing demands placed upon them as a result of the Company's growth. In this regard, the Board was mindful of, among other things, the success of these officers, which was evidenced by the completion of the Company's collaboration agreements with Pharmacia AB, which the Company entered into in August 1995, and the acquisition of Khepri Pharmaceuticals, Inc. in December 1995. In reaching its decisions, the Board relied on its experience, information gained in the hiring process, and the value of the executive officer's previously issued stock options.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer joined the Company in February 1993. His initial salary, potential bonus and stock option grants were determined on the basis of negotiations between the Board of Directors and the Chief Executive Officer with due regard to his experience, competitive salary information and market conditions at the time. Mr. Walker's 1995 salary was set by the Compensation Committee. As with the other executive officers, the amount of Mr. Walker's total compensation was based on the Company's 1995 accomplishments and the Chief Executive Officer's significant contribution thereto, including, among other things, performance to plan, the completion of the collaboration agreement with Pharmacia AB in August 1995 and the acquisition of Khepri Pharmaceuticals, Inc. in December 1995.

CERTAIN TAX CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

    The Compensation Committee has determined that stock options granted under the 1989 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant should be treated as "performance-based compensation." To achieve this result, in 1995 the stockholders approved a per-employee, per-year limitation on the size of stock option grants.

    From  the  members of  the  Compensation Committee  of  Arris Pharmaceutical
Corporation:

       Brook H. Byers
       Anthony B. Evnin, Ph.D.

                     PERFORMANCE MEASUREMENT COMPARISON (1)

    The following chart shows the value of an investment of $100 in cash of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market -- US Index and (iii) the AMEX Biotechnology Index. All values assume reinvestment of the full amount of all dividends*:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ARRIS PHARMACEUTICAL         NASDAQ STOCK MARKET - US          AMEX BIOTECHNOLOGY
Nov93                           100.00                           100.00                      100.00
Dec93                            90.74                            99.72                       91.76
Dec94                            96.30                            97.48                       65.03
Dec95                           200.00                           137.85                      106.02

* $100 invested on November 19, 1993 in Common Stock of Arris (the date of the Company's initial public offering) or on October 31, 1993 in the indices, including reinvestment of dividends. Fiscal year ending December 31.

- - ------------------------
(1) This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In August 1995, the Company entered into a research and development agreement with Pharmacia & Upjohn, a 5% stockholder of the Company, focused on the development of inhibitors of Thrombin, Factor Xa and Factor VIIa using the Company's technology, for the treatment of blood clotting disorders. In March 1996 the Company entered into an additional research and development agreement with Pharmacia & Upjohn, pursuant to which the Company will share with Pharmacia & Upjohn certain of its compound libraries and technologies for synthesis and screening in exchange for license fees and milestone payments. During 1995, the Company received an aggregate of $9,574,000 from Pharmacia & Upjohn relating to commitment fees and research funding and support under new and existing collaborative agreements with the Company. The Company paid Pharmacia & Upjohn approximately $389,000 for routine purchases of materials and supplies. Hans U. Sievertsson, a director of the Company, is Vice President of Pharmacia AB, a unit of Pharmacia & Upjohn.

    In December 1995, the Company acquired Khepri Pharmaceuticals, Inc. ("Khepri") in a stock-for-stock merger (the "Merger"). Brook Byers, a member of the Board of Directors of Arris, is a general partner of Kleiner Perkins Caufield & Byers, which, together with its affiliates, owned approximately 17.2% of the outstanding capital stock of Khepri prior to the Merger. Mr. Byers did not participate in the negotiation of the Merger or the Arris Board of Directors' consideration or approval of the Merger. See Proposal 2 -- "Interest of Certain Parties".

    In March 1993, the Company loaned $200,000 to John P. Walker, the Company's President and Chief Executive Officer, to purchase 31,475 shares of Series D Preferred Stock. The loan is full-recourse and secured by the shares, bears interest at the rate of 7% per annum and is due in February 1999. As of February 29, 1996, principal and interest in an aggregate amount of $240,000 was outstanding on the loan. Since January 1, 1995, the largest aggregate amount outstanding on the loan was $240,000. The Company believes that the foregoing transaction was in its best interests.

    The Company has entered into an employment agreement with one of its officers. See "Executive Compensation."

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may identify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of and person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Financial statements for Khepri for the years ended December 31, 1994 and 1993, and for the period from inception (April 24, 1992) through December 31, 1992, together with the report of Ernst & Young LLP, Khepri's independent auditors, are incorporated by reference from the Company's Current Report on Form 8-K (File No. 0-22788), dated December 22, 1995, filed January 5, 1996, and amended February 5, 1996.

    Unaudited pro forma financial statements for the combined operations of Arris and Khepri for the year ended December 31, 1995, are incorporated by reference from the Company's Current Report on Form 8-K (File No. 0-22788), as amended, dated December 22, 1995, filed January 5, 1996, and amended February 5, 1996.

    Arris' Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-22788), filed March 14, 1996, is incorporated by reference herein. Certain financial information from the Form 10-K and management's discussion and analysis of this information is included in the Annual Report to Stockholders being mailed concurrently with this Proxy Statement.

    Arris' Registration Statement on Form 8-A (File No. 0-22788), as filed with the Securities and Exchange Commission on November 4, 1993, is incorporated by reference herein.

    All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the mailing date of this proxy statement and prior to June 5, 1996, the date of the Annual Meeting, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, as modified or superseded, to constitute a part of this Proxy Statement.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Daniel H. Petree
                                          ASSISTANT SECRETARY


May 8, 1996

- - -------------------------------------------------------------------------------

                        ARRIS PHARMACEUTICAL CORPORATION


                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR THE ANNUAL MEETING JUNE 5, 1996

      John P. Walker and Daniel H. Petree, or either of them, each with power of substitution, hereby are authorized to represent and vote as designated on the reverse side the shares of the undersigned at the Annual Meeting of Stockholders of Arris Pharmaceutical Corporation to be held Wednesday, June 5, 1996, at
8:00 a.m. local time, at the Company's offices located at 385 Oyster Point Boulevard, Suite 3, South San Francisco, California, or at any adjournment of the Annual Meeting.

      Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the Election of Directors and FOR Proposals 2 through 6.

- - -------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

- - -------------------------------------------------------------------------------
                       PLEASE MARK, DATE, SIGN AND RETURN.

                                                       Please mark
                                                       your votes as  /X/
                                                       indicated in
                                                       this example




                              FOR all             WITHHOLD AUTHORITY
                              nominees            to vote for all nominees
                              listed below.       listed below.

1. Election of                     / /                 / /
   Directors

Authority to vote for any nominee may be withheld by lining through such nominee's name below.

John P. Walker, Michael J. Ross, Ph.D., Brook H. Byers, Anthony B. Evnin, Ph.D., Vaughn M. Kailian, Hans U. Sievertsson, Ph.D.

                                                  FOR  AGAINST   ABSTAIN

2. To approve the issuance of a sufficient        / /    / /       / /
   number of shares to satisfy the payment
   of the Second Stock Payment, pursuant to the Company's recent acquisition of Khepri
   Pharmaceuticals, Inc. ("Khepri").

3. To approve the issuance of a sufficient        / /    / /       / /
   number of shares to satisfy the exercise of certain exchange rights of the Class B
   Shareholders of Khepri Pharmaceuticals
   Canada, Inc.

4. To approve the Company's 1989 Stock Plan,     / /     / /       / /
   as amended, to increase the aggregate
   number of shares of Common Stock authorized for issuance under such plan by 550,000 shares, to 2,667,500 shares.

5. To approve the Company's Employee Stock       / /     / /       / /
   Purchase Plan, as amended, to increase the number of shares of Common Stock authorized for issuance under such plan by 100,000 shares, to 250,000 shares.

6. To ratify the selection of Ernst & Young      / /     / /       / /
   LLP as independent auditors of the Company for its fiscal year ending December 31, 1996.

7. To transact such other business as may        / /     / /       / /
   properly come before the meeting or any
   adjournment or postponement thereof.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 THROUGH 6.


SIGNATURE(s)                                      DATED                 ,1996
            --------------------------------             --------------
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. IF SIGNING FOR ESTATES,
TRUSTS OR CORPORATIONS, TITLE OR CAPACITY SHOULD BE STATED. IF SHARES ARE HELD
JOINTLY, EACH HOLDER SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, EACH HOLDER
SHOULD SIGN.
- - -------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *

                                                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Proxy Statement of Arris Pharmaceutical Corporation of our reports dated April 8, 1994 and March 31, 1995, with respect to the financial statements of Khepri Pharmaceuticals, Inc. included in the Arris' Current Report on Form 8-K filed January 5, 1996, as amended by Amendment No. 1 on Form 8-K/A dated February 2, 1996, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP


Palo Alto, California
May 2, 1996